Exhibit 99

NEWS RELEASE

Date:                                      November 3, 2011

Contact:                                Andy Westbrook – President and CEO
William B. West – Executive Vice President
Robert E. Dye, Jr. – Senior Vice President and CFO

To:                                          News Media

Release Date:                      Immediate

PEOPLES BANCORPORATION, INC.

ANNOUNCES

Third Quarter 2011 Financial Results

Easley, SC – Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina, and Seneca National Bank, Seneca, South Carolina, reported pre-tax  consolidated earnings of $605,000 and $1,844,000, respectively, for the quarter and nine-month periods ended September 30, 2011, compared to consolidated pre-tax earnings of $185,000 and a pre-tax loss of $563,000, respectively, for the quarter and nine-month periods ended September 30, 2010.  On an after-tax basis, net income was $619,000 and $1,741,000, respectively, for the quarter and nine-month periods ended September 30, 2011, compared to net income of $276,000 and $60,000, respectively, for the quarter and nine-month periods ended September 30, 2010.  After the payment of dividends on preferred stock issued to the U.S. Treasury Department in connection with the TARP, net income available to common shareholders was $413,000 and $1,123,000 for the quarter and year-to-date periods ended September 30, 2011 compared to $71,000 and a net loss of $556,000 for the quarter and year-to-date periods ended September 30, 2010.  The results for the third quarter of 2011 represent the sixth consecutive profitable quarter of operations for the Company.

Total assets at September 30, 2011 were $545,856,000 compared to $545,290,000 at September 30, 2010.  At September 30, 2011 total gross loans and deposits were $304,570,000 and $472,331,000 compared to $351,897,000 and $473,997,000 at September 30, 2010, respectively.

Commenting on the Company’s performance, Company President and CEO, Andy Westbrook stated, “We continue to be most optimistic about the future of our Company.  We continue to produce positive earnings although improving our asset quality remains a primary focus.  We are working through our non-performing assets and other real estate owned in a reasonable and rational manner.  Capital levels remain well above regulatory minimums and we continue to maintain the allowance for loan losses at levels we believe are sufficient to absorb losses inherent in our current loan portfolio.”

Westbrook continued, “Our top priorities continue to be improving credit quality, maintaining satisfactory capital and liquidity levels and controlling expenses.  Our net interest margin remains strong at 4.00% for the third quarter of 2011, an increase of 7 basis points over the previous quarter and 22 basis points over the prior year’s third quarter.  Our strong net interest margin (which ranks in the upper quartile of banks in our region) combined with our continued focus on expense control has provided us with the ability to diligently and aggressively address our present level of problem assets.”

Currently, The Peoples National Bank, which celebrated its 25th anniversary earlier this year,  maintains five locations: two in Easley, one in Pickens, one in Powdersville, and one in Greenville, South Carolina; Bank of Anderson, N.A. maintains two locations in Anderson, South Carolina; and Seneca National Bank maintains one location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results.  Additional information concerning some of the factors that could cause materially different results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, which are or will be available from the Securities and Exchange Commission’s public reference facilities or from the Company’s shareholders’ relations department.

PEOPLES BANCORPORATION, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Amounts in thousands except share information)

	Three Months Ended September 30,
Income Statement	2011	2010	Change
Net interest income	$5,018	$4,718	6.36%
Provision for loan losses	938	1,515	-38.09%
Other income	1,163	1,204	-3.41%
Other expense	4,637	4,222	9.85%
Income before income taxes	606	185	227.03%
Provision (benefit) for income taxes	(13)	(91)	-85.71%
Net income	$619	$276	123.91%
Dividends paid or accumulated on preferred stock	172	172	0.00%
Net amortization of preferred stock	34	33	3.03%
Net income available to common shareholders	$413	$71	480.28%

Return on average assets (1) (2)	0.45%	0.20%
Return on average common equity (1) (3)	5.70%	0.68%

Net income per common share
Basic	$0.06	$0.01
Diluted	$0.06	$0.01

	Nine Months Ended September 30,
Income Statement	2011	2010	Change
Net interest income	$14,658	$14,171	1.98%
Provision for loan losses	2,743	6,110	-60.72%
Other income	3,285	3,720	-15.66%
Other expense	13,355	12,344	7.34%
Income (loss) before income taxes	1,845	(563)	N/A
Provision (benefit) for income taxes	104	(623)	N/A
Net income	$1,741	$60	N/A
Dividends paid or accumulated on preferred stock	517	517	0.00%
Net amortization of preferred stock	101	99	1.52%
Net income (loss) available to common shareholders	$1,123	$(556)	N/A

Return on average assets (1) (2)	0.43%	0.01%
Return on average common equity (1) (3)	5.65%	-1.79%

Net income (loss) per common share
Basic	$0.16	$(0.08)
Diluted	$0.16	$(0.08)

	September 30,	September 30,	December 30,
	2011	2010	2010
	(Unaudited)	(Unaudited)	(Audited)
Total assets	$545,856	$545,290	$541,070
Gross loans	304,570	351,897	340,713
Allowance for loan losses	7,769	8,317	7,919
Loans, net	296,801	343,580	332,794
Securities	182,427	140,350	142,294
Total earning assets	498,296	488,912	490,696
Total deposits	472,331	473,997	474,754
Shareholders’ equity	58,308	54,217	52,298
Book value per common share	6.46	5.92	5.64

(1)      Annualized
(2)      Return on average assets is calculated as net income divided by average assets.
(3)	Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.

PEOPLES BANCORPORATION, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
Asset Quality Data	2011	2011	2011	2010	2010
Nonperforming loans
Non-accrual loans	$11,473	$15,726	$16,254	$15,734	$18,189
Past due loans 90 days + and still accruing	4	80	106	-	-
Total nonperforming loans	11,477	15,806	16,360	15,734	18,189
Other real estate owned	15,723	12,720	13,313	13,344	14,714
Total nonperforming assets	$27,200	$28,526	$29,673	$29,078	$32,903

Net charge-offs for quarter ended	$1,465	$551	$877	$913	$1,694

Nonperforming assets as a percentage of
total loans and other real estate	8.49%	8.64%	8.61%	8.21%	8.97%
Nonperforming assets to total assets	4.98%	5.22%	5.41%	5.37%	6.03%
Allowance for loan losses to nonperforming loans	67.69%	52.49%	49.40%	50.33%	45.73%
Allowance for loan losses to total
loans outstanding	2.55%	2.61%	2.44%	2.32%	2.36%
Quarterly net charge-offs to total
loans outstanding	0.48%	0.17%	0.26%	0.27%	0.48%

Capital Ratios
Total Capital (to risk-weighted assets)	15.43%	15.08%	14.46%	14.12%	14.02%
Tier 1 Capital (to risk-weighted assets)	14.17%	13.82%	13.21%	12.86%	12.77%
Tier 1 Capital (to average assets)	9.01%	9.02%	8.98%	8.92%	8.89%